EXHIBIT 12

MCDONALD'S CORPORATION

STATEMENT RE: COMPUTATION OF RATIOS

(Dollars in millions)

-----------------------------------------------------------------------------------------------------
                 Year ended December 31,      1998       1997        1996       1995     1994
-----------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE
FOR FIXED CHARGES

Income before provision
for income taxes                         (1) $2,307.4  $2,407.3   $2,251.0   $2,169.1  $1,886.6

Minority interest in operating
results of majority-owned
subsidiaries, including fixed
charges related to
redeemable preferred stock,
less equity in undistributed
operating results of less-than-
50% owned affiliates                             23.7      28.3       39.6       19.6       6.6

Provision for income taxes
of 50% owned affiliates
included in consolidated
income before provision for
income taxes                                     99.9      69.0       73.2       73.3      34.9

Portion of rent charges
(after reduction for rental
income from subleased
properties) considered to be
representative of interest
factors*                                        161.3     145.9      130.9      103.8      83.4

Interest expense,
amortization of debt discount
and issuance costs, and
depreciation of capitalized
interest*                                       461.9     424.8      392.2      388.8     346.0
-----------------------------------------------------------------------------------------------------
                                             $3,054.2  $3,075.3   $2,886.9   $2,754.6  $2,357.5
=====================================================================================================

FIXED CHARGES

Portion of rent charges
(after reduction for rental
income from subleased
properties) considered to be
representative of interest
factors*                                     $  161.3  $  145.9   $  130.9   $  103.8  $   83.4

Interest expense,
amortization of debt discount
and issuance costs, and fixed
charges related to
redeemable preferred stock*                     453.4     426.1      410.4      403.4     343.9

Capitalized interest*                            18.3      23.7       23.5       22.8      21.0
-----------------------------------------------------------------------------------------------------
                                             $  633.0  $  595.7   $  564.8   $  530.0  $  448.3
=====================================================================================================

RATIO OF EARNINGS
TO FIXED CHARGES                         (2)     4.82      5.16       5.11       5.20      5.26
=====================================================================================================

* Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.

(1) Includes $161.6 million of Made For You costs and the $160.0 million pre-tax special charge related to the home office productivity initiative for a 1998 pre-tax total of $321.6 million.

(2) Excluding Made For You costs and the special charge, the ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 5.33.